Vantage Drilling Company Reports Second Quarter 2011 Results

HOUSTON, TX--(MARKET WIRE)-August 3, 2011 -- Vantage Drilling Company ("Vantage") (AMEX:VTG) reports a net loss of $14.9 million or ($0.05) per share, excluding $25.2 million ($0.09 per share) of charges associated with refinancing of debt. Including the refinancing charges, the Company reported a net loss of $40.1 million or ($0.14) per diluted share for the three months ended June 30, 2011.This compares to a net loss of $(7.0) million or $(0.03) per diluted share for the three months ended June 30, 2010.

For the six months ended June 30, 2011, Vantage reports a net loss of $33.5 million or ($0.11) per share, excluding $25.2 million ($0.09 per share) of charges associated with refinancing of debt. Including the refinancing charges the Company reported a net loss of $58.7 million or ($0.20) per share as compared to a net loss of $(1.0) million or $(0.00) per share for the six months ended June 30, 2010.

Paul Bragg, Chairman and Chief Executive Officer, commented, "We had a solid quarter with high productive time across the fleet. The Platinum Explorer achieved over 95% productive time and the jackup fleet achieved over 99% productive time for the quarter. We are also extremely pleased to add to our fleet, the Tungsten Explorer, which is being built at the DSME shipyard."

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and the ultra-deepwater drillship, the Platinum Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now under construction. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700

Vantage Drilling Company Consolidated Statement of Operations (In thousands, except per share amounts) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010
Revenues
Contract drilling services	$97,808	$48,702	$184,520	$89,060
Management fees	3,171	4,437	7,214	8,875
Reimbursables	19,946	15,215	53,780	28,669
Total revenues	120,925	68,354	245,514	126,604
Operating costs and expenses
Operating costs	65,264	40,705	142,615	71,364
General and administrative	7,402	4,934	14,249	9,409
Depreciation	16,025	8,366	32,137	15,843
Total operating expenses	88,691	54,005	189,001	96,616
Income (loss) from operations	32,234	14,349	56,513	29,988
Other income (expense)
Interest income	22	3	60	15
Interest expense and financing charges	(39,350)	(13,331)	(80,892)	(21,316)
Loss on debt extinguishment	(25,196)	-	(25,196)	-
Other income	(22)	338	1,458	950
Total other income (expense)	(64,546)	(12,990)	(104,570)	(20,351)
Income (loss) before income taxes	(32,312)	1,359	(48,057)	9,637
Income tax provision (benefit)	7,758	8,355	10,667	10,671
Net income (loss)	$(40,070)	$(6,996)	$(58,724)	$(1,034)

Earnings (loss) per share
Basic	$(0.14)	$(0.03)	$(0.20)	$-
Diluted	$(0.14)	$(0.03)	$(0.20)	$-

Vantage Drilling Company Consolidated Balance Sheet (In thousands, except par value information)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$114,496	$120,443
Restricted cash	6,203	29,004
Trade receivables	86,492	50,190
Inventory	22,155	19,760
Prepaid expenses and other current assets	7,343	11,472
Total current assets	236,689	230,869
Property and equipment
Property and equipment	1,880,243	1,762,844
Accumulated depreciation	(76,849)	(44,712)
Property and equipment, net	1,803,394	1,718,132
Other assets
Other assets	58,698	54,193
Total other assets	58,698	54,193
Total assets	$2,098,781	$2,003,194

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$41,726	$32,332
Accrued liabilities	84,871	75,159
Short-term debt	3,430	8,574
Total current liabilities	130,027	116,065
Long-term debt, net of discount of $42,489 and $63,654	1,242,511	1,103,480
Other long-term liabilities	12,401	13,498
Commitments and contingencies	-	-
Shareholders' equity
Preferred shares, $0.001 par value, 10,000 shares authorized; none issued or outstanding	-	-
Ordinary shares, $0.001 par value, 400,000 shares authorized; 290,662 and 289,713 shares issued and outstanding	291	290
Additional paid-in capital	856,971	854,557
Accumulated deficit	(143,420)	(84,696)
Total shareholders' equity	713,842	770,151
Total liabilities and shareholders' equity	$2,098,781	$2,003,194

Vantage Drilling Company Consolidated Statement of Cash Flows (In thousands) (Unaudited)
	Six Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(58,724)	$(1,034)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	32,137	15,843
Amortization of debt financing costs	3,888	1,952
Non-cash loss on debt extinguishment	3,532	-
Share-based compensation expense	2,415	3,050
Accretion of long-term debt	2,582	2,508
Amortization of debt discount	5,415	588
Deferred income tax expense (benefit)	(128)	1,712
Changes in operating assets and liabilities:
Restricted cash	22,801	1,685
Trade receivables	(36,303)	(41,706)
Inventory	(2,396)	(3,566)
Prepaid expenses and other current assets	4,130	4,145
Other assets	897	(1,490)
Accounts payable	9,394	10,979
Accrued liabilities	8,093	3,857
Short-term debt	-	1,467
Net cash used in operating activities	(2,267)	(10)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(116,876)	(16,375)
Investment in joint venture	-	(8,804)
Net cash used in investing activities	(116,876)	(25,179)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of senior secured notes, net	240,750	-
Repayment of long-term debt	(109,716)	(16,968)
Proceeds from issuance of ordinary shares in public offerings, net	-	47,578
Repayment of short-term debt	(5,145)	(2,725)
Debt issuance costs	(12,693)	(273)
Net cash provided by financing activities	113,196	27,612
Net increase (decrease) in cash and cash equivalents	(5,947)	2,423
Cash and cash equivalents-beginning of period	120,443	15,992
Cash and cash equivalents-end of period	$114,496	$18,415